Exhibit 99.1

NEWS RELEASE

PATINA PRODUCTION AND INCOME UP SHARPLY

DENVER, COLORADO – APRIL 28, 2004 – PATINA OIL & GAS CORPORATION (NYSE:POG) today reported record results for the first quarter of 2004. Production rose 29% from the prior year period. Revenues rose 53% to $137.9 million as net income increased 78% to $42.8 million. Net income per share rose 75% to $0.62 ($0.59 fully diluted). Cash flow from operations, before changes in working capital, rose 48% to $94.7 million. The dramatic increases were due to continuing production growth, the benefit of acquisitions and higher realized prices.

Production in the quarter averaged to 311.2 MMcfe a day, comprised of 17,744 barrels of oil and 204.8 MMcf of gas. The growth was achieved primarily through development drilling, recompletions and the contribution of recently acquired Mid Continent and San Juan properties. Wellhead prices, after hedging, averaged $4.56 per Mcfe, a 10% increase from the prior year. Prices averaged $26.62 per barrel, a slight decrease, and $4.62 per Mcf, an increase of 16%. Hedging reduced average prices by $0.66 per Mcfe or $7.39 per barrel and $0.36 per Mcf during the quarter.

Development expenditures of $53.7 million in the period were funded with 57% of internal cash flow. A further $3.0 million was spent on acquisitions. Wattenberg development continued to yield outstanding results. Approximately $24.3 million was spent in the Field to drill or deepen 13 J-Sand wells, to drill 14 Codell wells, perform 117 Codell refracs and trifracs and one recompletion. An additional $22.2 million was spent to drill 46 wells and perform 12 recompletions in the Mid Continent, $3.3 million to drill five wells and perform two recompletions in the San Juan and $3.9 million on further development of Central division properties.

During the quarter, the Company sold its interest in the Adams Baggett project in west Texas and various properties in the Permian Basin and elsewhere for a total of $22.7 million. A gain of $7.4 million was recorded on the sales. These and other minor dispositions reduced production approximately 5 MMcfe a day in the quarter. The Company declared a 2-for-1 stock split to shareholders of record on February 23, 2004. Subsequent to the split, the Company increased its dividend per share to a quarterly rate of $0.05, a 25% increase. Coupled with the increases in June and December of 2003, dividends more than doubled in the past twelve months. The Company repurchased 667,800 common shares during the quarter for $14.7 million. Despite the repurchase and the increased development expenditures, bank debt was reduced by $46.0 million during the period.

Commenting, Thomas J. Edelman, Patina’s Chairman said, “We were again extraordinarily pleased with the quarter’s results. The Company continues to aggressively pursue further development in Wattenberg as well as on the properties acquired in the past 18 months. Results in Wattenberg and the Mid Continent continue to be extremely encouraging and initial work on the recently acquired San Juan Basin properties is now underway. The financial and operational benefits of these acquisitions, combined with the Company’s sizeable inventory of high return development projects, lead us to believe Patina will report exceptional results throughout 2004.”

The Company plans to host a conference call on Thursday, April 29, 2004, beginning at 2:00 p.m. (EDT) to discuss first quarter results. To participate, please dial (800) 946-0782. A replay of the call will be available beginning Friday, April 30, 2004 for a period of 30 days. The replay can be accessed by dialing (888) 203-1112 and giving the access code 742903.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.

Patina is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico.

####

Contact:	David J. Kornder
Executive Vice President
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com

PATINA OIL & GAS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	% Change	2004	2003
Revenues
Oil and gas sales		$129,068	$89,530
Deferred compensation asset gain (loss)		381	(168)
Gain on sale of oil and gas properties		7,384	—
Other		1,093	605

	53%	137,926	89,967

Expenses
Lease operating expenses		15,738	10,698
Production taxes		10,536	6,485
Exploration		93	1,133

Gross margin	56%	111,559	71,651

General and administrative		5,334	4,446
Interest and other		3,152	2,165
Deferred compensation adjustment		4,708	1,058
Depletion, depreciation and amortization		29,411	21,087

Pre-tax income	61%	68,954	42,895

Provision for income taxes
Current		9,826	6,113
Deferred		16,377	10,187

		26,203	16,300

Net income before cumulative effect of change in accounting principle	61%	$42,751	$26,595

Cumulative effect of change in accounting principle		—	(2,613)

Net income	78%	$42,751	$23,982

Net income per share before cumulative effect of change in accounting principle
Basic	58%	$0.62	$0.39

Diluted	56%	$0.59	$0.38

Net income per share
Basic	75%	$0.62	$0.35

Diluted	75%	$0.59	$0.34

Weighted average shares outstanding
Basic		69,209	67,888

Diluted		72,345	71,052

PATINA OIL & GAS CORPORATION

SUMMARY BALANCE SHEET, OPERATIONAL AND CASH FLOW DATA

(in thousands, except price data)

		March 31, 2004	March 31, 2003
Summary Balance Sheet
Total assets	47%	$1,237,394	$839,071
Total debt	50%	$370,000	$246,000
Stockholders’ equity	8%	$332,038	$307,362

		Three Months Ended March 31,
	% Change	2004	2003
Summary Operational Data
Oil production (Bbl per day)	33%	17,744	13,385
Gas production (Mcf per day)	28%	204,771	160,516
Total production (Mcfe per day)	29%	311,237	240,824
Average oil price (per Bbl)	0%	$26.62	$26.73
Average gas price (per Mcf)	16%	$4.62	$3.97
Average price per Mcfe	10%	$4.56	$4.13

Summary Cash Flow
Net income	78%	$42,751	$23,982
Cumulative effect of change in accounting principle		—	2,613
Depletion, depreciation and amortization		29,411	21,087
Deferred compensation adjustments		4,327	1,226
Gain on sale of oil and gas properties		(7,384)	—
Exploration and other		424	1,267
Stock option tax benefit		8,789	3,580
Deferred tax provision		16,377	10,187

Cash flow before changes in working capital (1)	48%	94,695	63,942
Changes in working capital		(3,726)	(10,781)

Cash flow provided by operations	71%	$90,969	$53,161

Adjusted weighted average shares outstanding-diluted (2)		74,729	73,698

Reconciliation of Net income per share to Net income per share before deferred compensation adjustments
Net income		$42,751	$23,982
Deferred compensation adjustments		4,327	1,226
Provision for income taxes at 38%		(1,644)	(466)

Non-cash deferred compensation adjustments, net of tax		$2,683	$760
Net income before deferred compensation adjustments	84%	45,434	24,742

Adjusted weighted average shares outstanding (2)
Basic		71,593	70,534

Diluted		74,729	73,698

Net income per share before deferred compensation adjustments (3)
Basic	81%	$0.63	$0.35

Diluted	81%	$0.61	$0.34

(1)	Management believes that the non-GAAP measure of cash flow before changes in working capital is useful information to investors because it is widely used by professional analysts and sophisticated investors in valuing oil and gas companies. Many other investors use research reports of these analysts in making investment decisions. Cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flow provided by operations or net income, each as defined under GAAP. Cash flow before changes in working capital should also not be considered as being comparable to any similarly titled measures of other companies.

(2)	Includes shares held in treasury for deferred compensation as follows:

Weighted Average Shares Outstanding - Bas ic	69,209	67,888
Weighted Average Shares Held in Deferred Compensation Plan	2,384	2,646

Adjusted Weighted Average Shares Outstanding - Basic	71,593	70,534

Weighted Average Shares Outstanding - Diluted	72,345	71,052
Weighted Average Shares Held in Deferred Compensation Plan	2,384	2,646

Adjusted Weighted Average Shares Outstanding - Diluted	74,729	73,698

(3)	Management believes that the non-GAAP measure of net income per share before deferred compensation adjustments is useful information to investors due to the nature of the required accounting for shares of the Company’s common stock held in the deferred compensation plan. Under EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested,” shares of the Company’s common stock in the trust are treated as treasury stock and reported at historical cost. However, the liability to plan participants related to the shares held in the trust is reported at fair value. As a result, an increase in the value of the Company’s common stock results in a charge to earnings, whereas a decrease in the value of the Company’s common stock results in an increase to earnings. In addition, as the shares of the Company’s common stock in the trust are treated as treasury stock, generally accepted accounting principles require the shares to be excluded from the calculation of basic weighted average shares outstanding and, if dilutive, excluded from diluted weighted average shares outstanding. Based on conversations with investors, management believes that net income per share before deferred compensation adjustments is an important indicator for its investors of the Company’s performance.